UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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International Business Machines Corporation
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International Business Machines Corporation

New Orchard Road

Armonk, New York 10504

April 14, 2008

Re: Stockholder Proposals Regarding Cumulative Voting and Advisory Vote on Executive Compensation

Dear IBM Stockholder:

We are writing to ask for your support at our 2008 Annual Meeting by voting against proposals #3 (Cumulative Voting) and #7 (Advisory Vote on Executive Compensation) on your IBM proxy cards.  We believe that a vote against both of these proposals is in the best interests of our Company and its stockholders.  Following is a summary of our reasons for opposing these proposals —

Stockholder Proposal #3 – Cumulative Voting

•                  We oppose this proposal because we believe the best interests of our stockholders are fairly served through our existing voting provisions, which provide for one vote for each share of common stock.  In January, IBM announced its agreement to change the way it elects directors, from a plurality to a majority vote.  We believe that majority voting better empowers investors in the election of directors, making the call for cumulative voting wholly unnecessary.

Stockholder Proposal #7 – Advisory Vote on Executive Compensation

•                  We oppose this proposal because we believe that our governance and executive compensation practices and policies already demonstrate the Company’s accountability to stockholders, as well as our commitment to communicate our compensation practices to our investors in clear and understandable language.  IBM’s executive compensation programs and policies emphasize performance and incentive pay, so that a significant portion of an executive’s compensation varies year-to-year based on business results.  For 2007, on average, 86% of our senior executives’ annual compensation was contingent on individual and Company performance.  Further, the proposed advisory vote simply cannot be a meaningful substitute for the informed judgment of your Board of Directors, who design and set senior executive compensation with full knowledge of the facts and circumstances surrounding each executive’s circumstances and performance.

Our statements in opposition to both these proposals are attached.  We appreciate your time and consideration on these matters and ask for your support of the IBM recommendation of a vote against  each of these proposals.  Please do not hesitate to call me or our Assistant Secretary, Andrew Bonzani, at 914-499-6118 if you have questions or comments.

Sincerely,

/s/ Daniel E. O’Donnell

Daniel E. O’Donnell

Vice President & Corporate Secretary

Stockholder Proposal #3 – Cumulative Voting

IBM, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for Director. The Board of Directors believes that this approach produces a Board that will represent the interests of the Company’s stockholders as a whole rather than the interests of any particular group. The Board believes that the best interests of our stockholders are fairly served through our existing voting provisions.

In contrast, the cumulative voting proposal advanced by the proponent—without any persuasive reasons in support—could lead to dysfunction on the Board by enabling stockholders representing a small percentage of our shares to elect a director to represent their own particular interests. This could result in a Board of Directors on which each director advocates the positions of the group responsible for his or her election, rather than the positions that are in the best interest of the Company and IBM stockholders as a whole. The Board believes that changing the current voting procedure is not advisable.

THEREFORE, THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Stockholder Proposal #7 – Advisory Vote on Executive Compensation

IBM has long demonstrated its commitment to sound principles of corporate governance, working to ensure that its practices protect and further the interests of its stockholders. As discussed in more detail below, the Board of Directors believes that adopting the proposed advisory vote policy on executive compensation is not warranted, as the Board already has governance and executive compensation practices and policies that demonstrate its accountability to stockholders.

•          The Executive Compensation and Management Resources Committee (the “Committee”) is charged with the responsibility for defining and articulating the Company’s overall executive compensation philosophy, and administering and approving all elements of compensation for the Company’s senior executives. In balancing these responsibilities, the Committee is duty-bound to act in the best interests of the Company and its stockholders, which duties are unique to directors and not shared by either the Company’s management or its stockholders.

•          The proposed advisory vote simply cannot be a meaningful substitute for the informed judgment of the independent Committee members. When setting executive compensation and designing executive compensation programs, the Committee considers a variety of public and confidential information, such as sensitive strategic and operational information and data unique to the particular individuals, including consideration of the ongoing efforts by competitors and others to recruit IBM executive talent. Because such confidential data is not available and cannot otherwise be disclosed to stockholders, any vote by stockholders would necessarily be based on incomplete information—and therefore it follows that no stockholder can reach an informed judgment on whether a particular type or amount of compensation, or compensation for a specific individual, is appropriate.

•          Further, the mechanical and procedural requirements necessary for such an advisory vote to occur are ill-defined at best. Nowhere do the proponents define the scope of their intended vote and whether the vote extends to compensation programs, practices and philosophies or whether it is limited to specific pay amounts for specific individuals. Proponents are in essence asking the Company to try to implement a process without definition, without rigor and without any assurances as to its efficacy—this is blind risk-taking neither the Board nor management can recommend in the exercise of their fiduciary responsibilities. In such a process, the results of any stockholder vote will be ambiguous by definition, because the specific source of any stockholder dissatisfaction cannot be articulated through an “all or nothing” (i.e., “yes” or “no”) vote. Such a vote may reflect stockholder dissatisfaction with the compensation of one or more of the Named Executive Officers, with a certain type or amount of compensation, or with the compensation philosophy in total, or it may simply reflect some generalized dissatisfaction with the Board, with management or with the Company’s performance.

•          Moreover, the potential use (or misuse) by certain persons, including proxy advisory groups, of these advisory votes introduces uncertainty and risk into the governance process. If past experience is any guide, we expect that such persons or groups will issue recommendations with respect to those votes, in an attempt to leverage concessions or changes in the Company’s practices, even those practices far removed from executive compensation. For example, after some period of time, significant ‘no’ advisory votes may well be translated into ‘vote no’ campaigns against directors, or translate into negative recommendations on other Board proposals. Given these profound uncertainties and risks, the Board simply has no confidence in how the entire advisory vote process will work.

•          The Committee also has a demonstrated history of being responsive to concerns regarding executive pay, taking steps to emphasize performance and incentive pay, with 86% of annual senior executive compensation from sources that vary year to year based on business results. In addition, the Committee and the Board of Directors have taken a number of steps over time to enhance sound governance in its compensation practices and policies, including—

•          Ending the accrual of benefits under the Supplemental Executive Retention Plan,

•          Ceasing the payment of dividend equivalents on future Restricted Stock Unit awards,

•          Implementing non-compete agreements for senior executives in exchange for compensation, and

•          Adopting a policy to claw-back senior executive incentive compensation in the event of misconduct by that executive.

•          The rigor of the Committee’s processes has also helped insulate the Company from challenges regarding its compensation practices, including backdating claims. As noted in the section “Equity Pay Practices” of this Proxy Statement, all equity awards are approved before or on the date of grant, with the process using a predetermined planning price to set the value of awards to be given, instead of setting awards at a specific number of shares, the value of which can vary based on the grant date and the stock price.

•          The Board has otherwise demonstrated its responsiveness to issues of concern to stockholders and its commitment to being accountable to stockholders. As noted above in this Proxy Statement under “General Information—Board of Directors,” the Company intends to seek stockholder approval at its 2009 Annual Meeting to amend its certificate of incorporation to provide for majority voting for directors in uncontested elections. In addition, the Board has implemented other stockholder proposals from time to time without the need for stockholder intervention.

The Company has dedicated the majority of this Proxy Statement to furnishing clear and complete disclosure of executive compensation information. In this year’s disclosure, we again used a two-stage approach, leading with a “primer”—Section I of the CD&A—using plain English to make clear for all readers the policies and practices behind the Company’s programs for senior executive compensation. The Board believes that this high degree of transparency helps ensure that stockholders’ interests are properly served with respect to executive compensation.

Finally, the Company already has a number of channels for stockholders to express their views on matters of concern, including through the use of a dedicated web address, through the stockholder proposal process and at the Company’s annual meeting of stockholders. Stockholders have the ultimate ability to influence actions by the Board by exercising their right to vote for the election of directors, including those who sit on the Committee.

For the reasons set forth above, the Board believes that the proposed advisory vote will not enhance director accountability to stockholders.

THEREFORE, THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

[E-Mail]

Re:          Voting Your IBM Shares for the 2008 Annual Meeting

Dear IBM Integration & Values Team Member:

I am writing to remind each of you to make sure to vote all of your IBM shares for the 2008 Annual Meeting.  By now, you should each have received a copy of IBM’s 2008 Proxy Statement along with the proxy cards.  If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker.  We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have.

It is important that you show your support for the Company and vote your shares.  In particular, we are asking you to support management and the Board of Directors by voting against the stockholder proposals, with special emphasis on proposals #3 (Cumulative Voting) and #7 (Advisory Vote on Executive Compensation).  We believe that a vote against these stockholder proposals is in the best interests of our Company and its stockholders.

•                  If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•                  On the other hand, if you hold your shares in street name (i.e. through Smith Barney, Merrill Lynch, or another bank), the Company cannot access your account or provide you with a replacement voting instruction form.  In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

In either case, if you have already voted your shares, there is no need to contact us and no further action is required on your part.

Please do not hesitate to call me or our Assistant Secretary, Andrew Bonzani, at 914-499-6118 if you have questions or comments.

Sincerely,

/s/ Daniel E. O’Donnell

Daniel E. O’Donnell

Vice President & Corporate Secretary